Exhibit 99.1

TRANSMONTAIGNE PARTNERS LLC ANNOUNCES

THE ACQUISITION OF PACIFIC NORTHWEST ASSETS

TransMontaigne Partners LLC (“TransMontaigne”) announced today that it has completed the acquisition of SeaPort Financing, LLC (“SeaPort”), a portfolio company of ArcLight Energy Partners Fund VI, L.P. (the “Transaction”). SeaPort is a critical infrastructure company with significant operations across the renewable fuels supply chain in the U.S. Pacific Northwest.

As a result of the Transaction, TransMontaigne acquired a 100% membership interest in SeaPort Sound Terminal LLC, which owns a liquid products terminal in Tacoma, WA, a 51% membership interest in SeaPort Midstream Partners, LLC, which owns liquid products terminals in both Seattle, WA, and Portland, OR, and a 30% membership interest in Olympic Pipeline Company, LLC which owns the Olympic Pipeline between Blaine, WA, and Portland, OR.

“TransMontaigne is delighted to complete the acquisition of SeaPort. This transaction enables us to expand our geographic reach to the U.S. Pacific Northwest through critical and highly contracted infrastructure assets, while also accelerating TransMontaigne’s progression as a leader in the growing renewable fuels logistics space. This group of high-quality assets position TransMontaigne as the only independent terminal operator with operations in every major market within the Pacific Northwest. Notably, the SeaPort Sound Terminal in Tacoma, WA owns the only independent end-market unit train facility in the Puget Sound and has a critical role in the growing renewables supply needs of the region,” said Fred Boutin, Chief Executive Officer of TransMontaigne.

“ArcLight has created a unique renewable fuels infrastructure platform in SeaPort. We strongly believe that TransMontaigne is ideally positioned to lead SeaPort into its next phase of growth and success. This transaction is yet another example of ArcLight’s ability to play a critical role in the infrastructure ecosystem in the face of the rapidly evolving energy transition,” said George Yong, Managing Director at ArcLight.

About ArcLight

ArcLight Capital Partners, LLC is one of the leading energy infrastructure firms. Founded in 2001, the firm helped pioneer an asset-based approach to investing in the energy sector. ArcLight has invested approximately $25 billion in 113 transactions since inception. Based in Boston, the firm’s investment team employs a hands-on value creation strategy utilizing its in-house technical, operational, and commercial specialists, as well as the firm’s approximately 1,500-person asset management affiliate. ArcLight has a deep track record of investing in businesses and assets that contribute to a decarbonized future, closing its first renewable power deal in 2003 with over $4 billion invested in renewable power transactions since then. We believe that ArcLight’s two decades of power and renewables experience, as well as our deep track record across the energy value chain, provide differentiated insights that will help us and our partners contribute to a net zero future. More information about ArcLight and a complete list of ArcLight’s portfolio companies can be found at https://www.arclight.com/.

About TransMontaigne

TransMontaigne Partners LLC is an integrated terminaling, storage, transportation and related services company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio rivers, in the Southeast, in the Pacific Northwest and along the West Coast. TransMontaigne provides integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of bulk liquids. TransMontaigne is controlled by its member, TLP Finance Holdings, LLC, which is an indirect wholly owned subsidiary of ArcLight Energy Partners Fund VI, L.P. News and additional information about TransMontaigne Partners LLC is available at: www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation TransMontaigne’s projections on renewables demand. Although TransMontaigne believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from the TransMontaigne’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the TransMontaigne’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on March 5,2021. Any forward-looking statement made by TransMontaigne in this press release is based only on information currently available to TransMontaigne and speaks only as of the date on which it is made. TransMontaigne undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.